                                                                Exhibit 10.13


                          CHANGE OF CONTROL AGREEMENT


         This Agreement entered into this 14th day of August, 1995, by and between Amcast Industrial Corporation (the "Company") and John H. Shuey (the "Executive").

         WHEREAS, Executive has performed valuable services to Company in senior executive positions in the past and;

         WHEREAS, it is the desire of the Company to continue to retain the services of Executive in the future as the Company's chief executive officer and;

         WHEREAS, the Company recognizes that as is the case with most publicly held corporations, the possibility of a change in control may raise distracting and disrupting uncertainties especially for the chief executive officer, may create a conflict and make it difficult for Executive to give his whole-hearted attention and devotion to the performance of his duties, and may even lead to his departure, all to the detriment of the best interests of the Company and its shareholders.

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that the best interests of the Company and its shareholders will be served by assuring Executive, the protection provided by an agreement which defines the respective rights and obligations of the Company and the Executive in the event of termination of employment subsequent to a change in control of the Company and to induce Executive to remain in the employ of the Company.

         NOW, THEREFORE, the parties agree that this agreement sets forth the severance benefits which the Company agrees will be provided to Executive in the event Executive's employment with the Company [or, in the case of a transaction described in clause (iv) of paragraph 2, with the successor to the Company (a "Successor")] is terminated subsequent to a "change in control of the Company" under the circumstances described below.

         Except where the context otherwise indicates, the term "Company" hereinafter includes the Company and any Successor.

         1. OPERATION AND TERM OF AGREEMENT. This agreement, although effective immediately, shall not become operative unless and until there has been a change in control of the Company. None of the provisions of this agreement shall be applicable to any termination of Executive's employment, however occurring, which is effective prior to a change in control of the Company. This agreement shall continue until the later of December 31, 1997 or two years after the occurrence of a change in control of the Company, provided such change in control occurs on or before December 31, 1997, subject to extension beyond that date by mutual written consent. This agreement will be reviewed with Executive between January 1, 1997 and July 31, 1997, for the purpose of determining whether or not an extension beyond December 31, 1997 is mutually agreeable and, if so, on what basis and for how long.










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                         CHANGE OF CONTROL AGREEMENT


         2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below, and Executive's employment with the Company shall thereafter have been terminated in accordance with paragraph 3 below. For purposes of this agreement, a "change in control of the Company" shall mean and be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), indicating that a group or person, as defined in Rule 13d-3 under the 1934 Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares of the Company or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares of the Company if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board of Directors of the Company such that individuals who were members of the Board of Directors on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company's shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board of Directors of the Company;
             (iii) the date the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the holders of the Voting Shares of the Company outstanding immediately prior to the merger or consolidation continuing to own immediately after the merger or consolidation 80% or more of the Voting Shares of the Company or the surviving entity, if the Company is not the surviving entity in the merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets. "Voting Shares" means any securities of the Company which vote generally in the election of directors.

         3.  TERMINATION FOLLOWING CHANGE IN CONTROL.

             (A) If any of the events described in paragraph 2 constituting a change in control of the Company shall have occurred, then upon any subsequent termination of Executive's employment at any time within two years following the occurrence of such event, Executive shall be entitled to the benefits provided by this agreement, as set forth in paragraph 5, unless such termination is (i) by the Company for Cause or because of Executive's Disability, or (ii) because of Executive's Retirement, or (iii) by Executive other than for Good Reason, or (iv) because of Executive's death.

             (B) As used in this agreement, the terms "Cause", "Retirement", "Good Reason", and "Disability" shall have the meanings set forth below:








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                         CHANGE OF CONTROL AGREEMENT





                   (i) CAUSE.  "Cause" shall mean (a) the willful and continued
                       failure by Executive to substantially perform Executive's duties with the Company (other than any such failure resulting from Executive's physical or mental illness or other physical or mental incapacity), after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties, or (b) the willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to the Company resulting or intended to result, directly or indirectly, in substantial personal gain or substantial personal enrichment at the expense of the Company. For purposes of this subparagraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Company. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the number of directors then in office at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive is guilty of conduct set forth above in clauses (a) or (b) of the first sentence of this subparagraph and specifying the particulars thereof in detail.

                 (ii) RETIREMENT. "Retirement" shall meacessation of Executive's employment in accordance with the Company's retirement policy (including early retirement) generally applicable to salaried employees, or in accordance with any retirement arrangement with respect to Executive established with Executive's consent.

                (iii)  GOOD REASON.  "Good Reason" shall mean:

                       (a) The assignment to Executive of any duties inconsistent with Executive's position, duties, responsibilities and status with the Company immediately prior to a change in control of the Company, or a change in Executive's responsibilities, as in effect immediately prior to a change in control of the Company, which materially diminishes Executive's responsibilities with the Company when considered as a whole, or any removal of Executive from or any failure to re-elect Executive to any of such positions or offices; provided, however, that the foregoing shall not constitute Good Reason if done in connection with termination of Executive's employment because of Executive's Retirement, or by the





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                             CHANGE OF CONTROL AGREEMENT



                            Company for Cause or because of Executive's
                            Disability, or by Executive other than for Good Reason.

                       (b) A reduction by the Company of Executive's then current annual base salary or, if higher, Executive's annual base salary as in effect at the time of the change in control of the Company.

                       (c) Failure by the Company to continue in effect any benefit, incentive compensation, pension, employee stock ownership, stock option, life insurance, medical, health and accident, or disability plan in which Executive is participating at the time of a change in control of the Company or plans providing Executive with substantially similar benefits, or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the change in control of the Company, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive would then be entitled in accordance with the Company's vacation policy in effect at the time of the change in control of the Company.

                       (d) The relocation of the Company's principal executive offices to a location outside Montgomery County, Ohio, if at the time of a change in control of the Company Executive is based at the Company's principal executive offices.

                       (e) The Company requires Executive to be based anywhere other than the location where Executive is based at the time of a change in control of the Company, if the same requires Executive to relocate Executive's principal residence; or, in the event Executive consents to being based anywhere other than such location, the failure by the Company to pay (or reimburse Executive for) all reasonable moving expenses incurred by Executive relating to a change of Executive's principal residence in connection with such relocation and to indemnify Executive against any loss [defined as the difference between the higher of (1) Executive's aggregate investment in such residence or (2) the fair market value of such residence, as determined by a real estate appraiser designated by Executive and reasonably satisfactory to the Company, and the actual sale price of such residence after the deduction of all real estate brokerage charges and related selling expenses] realized upon the sale of such residence in connection with any such change of residence.





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                          CHANGE OF CONTROL AGREEMENT





                       (f) The Company's requiring Executive to perform duties or services which necessitate absence overnight from Executive's place of residence, because of travel involving the business or affairs of the Company, to a degree not substantially consistent with the extent of such absence necessitated by such travel during the period of twelve months immediately preceding a change in control of the Company.

                       (g) The failure of the Company to obtain the assumption of this agreement by any Successor as provided in paragraph 7 hereof.

                       (h) The Company's termination of Executive's employment without satisfying any applicable requirements of paragraph 4 and subparagraph 3B (i) above.

                  (iv) DISABILITY.  "Disability" shall mean Executive's
                       inability to perform the duties required of Executive on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by the Company giving Executive thirty days' written notice of its intention to terminate Executive's employment by reason thereof, and Executive's failure because of physical or mental illness or other physical or mental disability or incapacity to resume the full-time performance of Executive's duties within such period of thirty days and thereafter perform the same for a period of two consecutive months.

             (C) During any period of time subsequent to a change in control of the Company, if Executive fails to perform Executive's duties as a result of physical or mental illness or other physical or mental disability or incapacity, Executive shall continue to receive Executive's full salary at Executive's annual base salary rate then in effect, together with Incentive Compensation (as defined in paragraph 5A accrued but not paid prior to Executive's Date of Termination) as defined in paragraph 4 until Executive returns to work or Executive's employment with the Company is terminated; provided, however, that any amount otherwise payable for any period of time pursuant to this subparagraph (C) shall be reduced by any payment or payments Executive receives for such period of time under any employee salary continuation plan or employee disability insurance plan maintained by the Company no part of the cost of which was paid or is payable by Executive.

             (D) If subsequent to a change in control of the Company Executive's employment is terminated by the Company for Cause, the Company shall pay Executive's full salary through the Date of Termination at Executive's annual base salary rate in effect at the time Notice of Termination is given, and Executive shall also receive all accrued or vested benefits of any kind to which Executiveis, or would





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                          CHANGE OF CONTROL AGREEMENT



                   otherwise had been, entitled through the Date of Termination (as defined in paragraph 4), and the Company shall thereupon have no further obligation to Executive under this agreement.

         4.  NOTICE AND DATE OF TERMINATION.
             ------------------------------

             (A) Any termination of Executive's employment subsequent to a change in control of the Company shall be consummated by written Notice of Termination given to the other party. For purposes of this agreement, "Notice of Termination" shall mean a notice which indicates the specific termination provision or provisions in this agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment.

             (B) "Date of Termination" shall mean (i) if Executive's employment is terminated by the Company for Cause, the date specified in the Notice of Termination or the date on which the meeting of the Board referred to in subparagraph 3(B)(i) is concluded, whichever date is the later; or (ii) if Executive's employment is terminated for any other reason, the date on which Notice of Termination is given or the effective date specified in the Notice, whichever is later. For purposes of this agreement, termination of Executive's employment shall be deemed to have occurred within two years following the occurrence of a change in control of the Company if the Date of Termination is within such two year period.

         5.  COMPENSATION AND BENEFITS UPON TERMINATION.
             -------------------------------------------

             (A) "Incentive Compensation" shall mean the annual cash payment awarded under the Annual Incentive Program (AIP) or other plan which replaces the AIP but not including any awards under any stock option, stock grant, stock rights, or similar plan or any award under any company sponsored profit sharing, pension, 401k, or similar savings plan.

             (B) "Long Term Incentive Compensation" shall mean compensation payable under the terms of the Amcast (LTIP) or any other plan which replaced the LTIP.

             (C) The compensation and benefits to be provided to Executive pursuant to paragraph 3 of this agreement upon termination of Executive's employment with the Company under specified circumstances within two years following a change in control of the Company include the following:





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                          CHANGE OF CONTROL AGREEMENT





                   (i) Subject to the provisions of paragraph 8 hereof, the
                       Company shall pay to Executive as severance pay in a lump sum in cash on the first day following the Date of Termination, the following amounts:

                       (a) Executive's full salary through the Date of Termination at Executive's annual base salary rate in effect at the time Notice of Termination is given; and also the amount of Incentive Compensation and Long Term Incentive Compensation to any completed period or periods which has been earned by or awarded to Executive but which has not yet been paid to Executive.

                       (b) In lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, an amount (the "Additional Compensation Payment") equal to three hundred percent (300%) of the sum of Executive's annual base salary at the rate in effect as of the Date of Termination (or, if higher, at the rate in effect at the time of the change in control) plus an amount equal to three times the average annual amount awarded to Executive as Incentive Compensation for the two years immediately preceding the year during which the Date of Termination occurs (whether or not fully paid).

                       (c) All amounts due Executive under the terms of the LTIP as a result of a change of control.

                       (d) An amount in cash equal to the aggregate spread between the exercise prices of all options granted to Executive under the Company's existing stock option plans or any stock option plan adopted by the Company subsequent to the date hereof ("Options") which are then outstanding, whether or not then fully exercisable, and the higher of (a) the Fair Market Value of Common Share of the Company ("Company Shares") on the Date of Termination or (b) the average price per Company Share actually paid by the acquiring party in connection with any change in control of the Company. As used in this subparagraph, "Fair Market Value" shall mean (1) in the event the Company Shares are listed on any exchange or in the NASD National Market System, the last sale price on such exchange or System on the Date of Termination (or last trading date prior thereto) or, if there are no sales on such date, the mean between the representative bid and asked prices for Company Shares on such exchange or System at the close of business on such date or (2) in the event that there is then no public market for the Company Shares or that trading in the Company Shares is sporadic and the mean between any bid and asked prices is not representative of fair market value, the fair market value of the Company Shares determined in accordance with





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                              CHANGE OF CONTROL AGREEMENT



                             Section 2031-2(f) of the Treasury Regulations or any successor provision thereto. Any Option for which payment is made as prescribed in this subparagraph (c) shall be canceled effective upon the making of such payment.

                       (e) All legal fees and expenses reasonably incurred by Executive in good faith as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this agreement).

                       (f) Interest at a rate equal to three percent (3%) per annum plus the per annum rate announced from time to time by the First National Bank of Chicago as its "prime rate", compounded daily from the due date of any payment required to be made by the company under any provision of the agreement through the date such payment is actually made.

             (ii) The Company shall, at its expense, continue to provide to Executive financial planning and tax preparation services the same or similar to those provided to Executive prior to the change of control and to continue to maintain in full force and effect for Executive's continued benefit all life insurance, medical, health, and accident plans, programs and arrangements in which Executive was entitled to participate at the time of the change in control, provided that Executive's continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program, or arrangement do not permit Executive's continued participation or that any such plan, program or arrangement has been or is discontinued or the benefits thereunder have been or are materially reduced, the Company shall arrange to provide, at its expense, benefits to Executive which are substantially similar to those which Executive was entitled to receive under such plan, program or arrangement at the time of the change in control. The Company's obligation under this subparagraph (ii) shall terminate on the earliest of the following dates: (a) the third anniversary date of the Date of Termination, (b) the date an essentially equivalent and no less favorable benefit is made available to Executive by a subsequent employer or (c) the date that would have been Executive's normal retirement date under the Company's defined benefit pension plan for salaried employees had Executive's remained employed by the Company.

            (iii) In the event that because of their relationship to
                  Executive, members of Executive's family or other individuals are covered by any plan, program, or arrangement described in subparagraph (ii) above immediately prior to the Date of Termination, the provisions set forth in subparagraph (ii) shall apply





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                          CHANGE OF CONTROL AGREEMENT



                     equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage for Executive, nothing set forth herein shall obligate the Company to continue to provide coverage for such person beyond the date such coverage would have ceased even if Executive had remained an employee of the Company.

                (iv) The Company shall enable Executive to purchase the
                     automobile, if any, which the Company was providing for Executive's use at the time Notice of Termination was given at the wholesale value as set out in the latest Black Book published by National Auto Research Division of Hearst Business Media Corporation, of such automobile at such time.

             (D) If an event constituting Good Reason shall occur, Executive shall be entitled to the compensation and benefits described in (A) above only if Executive give a Notice of Termination with respect thereto within 180 days after the occurrence of such event, regardless of whether there has been an intervening termination of Executive's employment by the Company or otherwise.

             (E) In the event that any payment to the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of control or any person affiliated with the Company or such persons) shall be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal revenue Code of 1954, as amended (the "Code") or any successor provision, the Company shall pay to the Executive, prior to the date upon which the Executive is required to pay the Excise Tax, an additional amount (the "Gross-Up Payment"), appropriately calculated by the Company's independent auditor, equal to the Excise Tax on such payment and any additional federal, state, local tax and additional Excise Tax incurred by the Executive in respect of such Gross-Up Payment. For purposes of determining whether any payment to the Executive is subject to the Excise Tax (i) all payments received or to be received by the Executive in connection with a change of control of the Company or the termination of employment of the Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose action results in a change of control or any person affiliated with the Company or such persons) shall be treated as "parachute payments" within the meaning of Section 280(G)(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280
                   (G)(b)(i) shall be treated as subject to the Excise Tax and
                   (ii) the value of any noncash benefits on any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280 (G)(d)(3) and (7) of the Code. For purposes of





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                          CHANGE OF CONTROL AGREEMENT



                   determining the amount of the Gross-Up Payment, unless the Executive notifies the Company's independent auditor to the contrary the Executive shall be deemed to pay federal income taxation at the maximum applicable individual rate in the calendar year in which the Gross-Up Payment is to be made and taxes at the maximum applicable rate in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently finally determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the then current prime rate.

             (F) Executive shall not be required to mitigate the amount of any payment provided for in this agreement by seeking other employment or otherwise; provided, however, that in the event that Executive shall obtain other employment at any time within three years immediately following Executive's Date of Termination, 20% of all earnings obtained by reason of such other employment during the three year period immediately following Executive's Date of Termination shall be payable to the Company in full satisfaction of any obligation Executive has to mitigate payment made to Executive by the Company. Upon obtaining any such other employment, Executive, within thirty (30) days thereof, shall notify the Company in writing of such other employment and the aggregate compensation (including Incentive Compensation, bonuses and all other forms of cash and contingent remuneration) to which Executive will be entitled. During each of the three years immediately following Executive's Date of Termination, Executive shall provide the Company, on or before April 15 of each year following such year, a photostatic copy of Executive's federal income tax return (including all schedules and exhibits thereto), as filed with the Internal Revenue Service for the preceding calendar year.

         6. RIGHTS AS FORMER EMPLOYEE. Nothing contained in this agreement shall be construed as preventing Executive, and shall not prevent Executive, following any termination of Executive's employment whether pursuant to this agreement or otherwise, from thereafter participating in any benefit or insurance plans, programs or arrangements (including without limitation, any retirement plans or programs) in the same manner and to the same extent that Executive would have been entitled to participate as a former employee of the Company had this agreement not have been executed, except, however, Executive shall not be entitled to any severance payments under any severance pay programs of the Company (other than this agreement) if Executive is paid the benefits provided for under this agreement.





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                          CHANGE OF CONTROL AGREEMENT





         7. SUCCESSORS. The Company shall require any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive terminated Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

             This agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as Executive shall have designated by written notice delivered to the Company prior to Executive's death or, failing such written notice, to Executive's estate.

         8.  UNAUTHORIZED DISCLOSURE; INVENTIONS.
             ------------------------------------

             (A) During the period of Executive's employment hereunder, and for a period of five (5) years following the termination of such employment, Executive hereby agrees that Executive will not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company, a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive's duties as an executive of the Company or pursuant to any order or process of any court or regulatory agency, any material confidential information obtained by Executive while in the employ of the Company with respect to any of the Company's products, improvements, formulae, designs or styles, processes, customers, methods of distribution or methods of manufacture; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

             (B) INVENTIONS. Any and all inventions made, developed or created by Executive (whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Executive's employment by the Company, which





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                   may be directly or indirectly useful in, or relate to, the business of or tests being carried out by the Company or any of its subsidiaries or affiliates, will be promptly and fully disclosed by Executive to an appropriate executive officer of the Company and shall be the Company's exclusive property as against Executive, and Executive will promptly deliver to an appropriate executive officer of the Company all papers, drawings, models, data and other material relating to any invention made, developed or created by Executive as aforesaid.

                   Executive will, upon the Company's request and without any payment therefor, execute any documents necessary or advisable in the opinion of the Company's counsel to direct issuance of patents to the Company with respect to such inventions as are to be the Company's exclusive property as against Executive under this subsection (b) or to vest in the Company title to such inventions as against the Executive, the expense of securing any patent, however, to be borne by the Company.

             (C) The foregoing provision of this Section 8 shall be binding upon the Executive's heirs, successors and legal representatives.

       9. NOTICES. All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to the Company, addressed to

                        Amcast Industrial Corporation
                        7887 Washington Village Drive
                        Dayton, Ohio 45459
                        Attention:  Secretary

             and if to Executive, addressed to:

                        John H. Shuey
                        696 Uplands Camp Road
                        Dayton, Ohio  45419

             Either party may change the address to which notices to such party are to be directed by giving written notice of such change to the other party in the manner specified in this paragraph. All notices, including without limitation, any Notice of Termination, shall be deemed to have been given upon the date of actual receipt of the recipient party.

       10. ARBITRATION. Any dispute or controversy arising out of or relating to this agreement shall be settled by arbitration in Dayton, Ohio, in accordance with the rules then obtaining of the American Arbitration Association, and judgment may be entered





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             on the arbitrator's award in any court having jurisdiction.  The decision of such arbitrator shall be final, binding, and not appealable.

       11. MISCELLANEOUS. No provision of this agreement may be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance by such other party with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this agreement.

       12. GOVERNING LAW. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflicts of law thereof.

       13. VALIDITY. The invalidity or unenforceability of any provision of this agreement shall no affect the validity or enforceability of any other provision, which shall remain in full force and effect.


    EXECUTIVE                           AMCAST INDUSTRAL CORPORATION

    John H. Shuey                       By  /s/ William G. Roth
    ----------------                        -----------------------------
    John H. Shuey                       Title:  Chairman, Compensation Committee
                                                ---------------------------
         8/14/95                                8/4/95
    ----------------                        -----------------------------------
    Date                                Date





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